Exhibit 99.1

For Immediate Release	Investor Relations Contact:
November 2, 2006	Paul S. Lalljie
(571) 434-5548
paul.lalljie@NeuStar.biz

Media Contact:
Elizabeth Penniman
(571) 434-3481
elizabeth.penniman@NeuStar.biz
NeuStar, Inc. Reports Results for Third Quarter 2006
Projects Revenue Growth for 2006 to Exceed 35 Percent
          STERLING, VA, November 2, 2006— NeuStar, Inc. (NYSE: NSR), a provider of essential clearinghouse services to the communications industry, today announced results for its third quarter ended September 30, 2006 and raised its guidance for full year 2006.
Summary of Third Quarter Results
Revenue for the third quarter of 2006, net of $5.4 million in contractual volume-based credits, totaled $82.5 million, compared to $59.0 million in the third quarter of 2005; there were $5.0 million in volume-based credits in the third quarter of 2005.
Net income for the third quarter of 2006 totaled $17.1 million, or $0.22 per diluted share, compared to $13.1 million, or $0.17 per diluted share, in the third quarter of 2005. The results for the third quarter of 2006 include $3.3 million of pre-tax, non-cash, stock-based compensation expense recognized in accordance with FASB Statement No. 123(R).
Discussion of Third Quarter Results
NeuStar’s year-over-year quarterly revenue growth of 39.9% was driven primarily by 36.0% growth in transactions on contracts to provide telephone number portability services in the United States, which totaled 59.5 million transactions for the third quarter of 2006 compared to 43.8 million transactions for the third quarter of 2005. In prior guidance provided on August 3, 2006, year-over-year transaction growth for the third quarter of 2006 was projected to grow in excess of 33%.
•	Addressing revenue increased 49.3% to $28.6 million, including $5.4 million from our Ultra services. Also contributing to the increase in addressing revenue were continued expansion of carrier networks, new entrants into the market, and growth in new communications services, such as U.S. Common Short Codes.

•	Interoperability revenue increased 10.7% to $13.6 million due predominantly to increased competition for existing subscribers among traditional wireline, VoIP and wireless service providers.

•	Infrastructure and other revenue increased 46.4% to $40.3 million primarily due to increased demand for NeuStar’s network management services.
Total operating expense for the third quarter of 2006 rose 46.5% to $54.6 million from $37.3 million in the comparable quarter of 2005. Included in this expense is the first full quarter of expenses related to our expanded DNS services, attributable to the acquisition of UltraDNS.
At September 30, 2006, the company had $138.5 million in cash, cash equivalents and short-term investments, an increase of $38.8 million compared to June 30, 2006.
Increased Guidance for Full Year 2006 Revenue and Profitability
As a result of the company’s strong third quarter performance and higher than expected revenue contribution from the UltraDNS acquisition, U.S. Common Short Codes and other clearinghouse services, NeuStar is increasing its guidance for full year 2006 financial performance. The company now projects:
•	Full year revenue to range between $329 million and $331 million, representing growth in excess of 35% over 2005. Prior revenue guidance provided on August 3, 2006 was between $321 million and $326 million.

•	Full year net income to range between $73 million and $74 million, or between $0.94 and $0.95 per diluted share, based on an estimated 78.2 million diluted weighted average common shares outstanding. Prior net income guidance provided on August 3, 2006 was between $70 million and $72 million.

The company’s guidance includes an estimated $12.5 million in pre-tax, non-cash, stock-based compensation expense recorded in accordance with FASB Statement No. 123(R).

•	Transactions under the company’s contracts to provide telephone number portability services in the United States are projected to grow in excess of 35% for the full year 2006 from the 2005 total of 171.6 million transactions.

Management Commentary
Jeff Ganek, NeuStar’s Chairman and Chief Executive Officer said, “Our NeuStar team is committed to strengthening our business and providing ever increasing value to our customers and our investors. In the third quarter, we exceeded our growth and profitability targets, secured a long-term extension on our contracts to provide local number portability services in the United States, expanded the list of customers for our Ultra services, grew the number of U.S. Common Short Codes under management and established a foothold in Southeast Asia. These actions not only make NeuStar a stronger and more valuable business today, but also strengthen and diversify our prospects for future growth and profitability as the industry moves to an IP and wireless services infrastructure.”
Jeff Babka, NeuStar’s Chief Financial Officer said, “Once again this quarter, NeuStar delivered outstanding financial and operational results, and has now attained 18 consecutive quarters of sequential growth in transactions under our contracts to provide telephone number portability services. Our increase in guidance for 2006 follows another strong quarter of transaction growth on these contracts, as well as increased revenue expectations from our recently acquired Ultra services.”
Conference Call
As announced on October 16, 2006, NeuStar, Inc. will conduct an investor conference call to discuss the company’s results today at 8:00 a.m. (Eastern). Investors may access the conference call over the Internet via the Investor Relations tab of the company’s website (www.NeuStar.biz), or via telephone by dialing 800-289-0572 (international callers dial +1 913-981-5543) a few minutes prior to register. Those listening via the Internet should go to the site 15 minutes early to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay of the call will be available through Thursday, November 9, 2006 (Midnight Eastern Time) by dialing 888-203-1112 (international callers dial +1 719-457-0820) and entering replay PIN 6436318, or by going to the Investor Relations tab of the company’s website (www.NeuStar.biz).
NeuStar, Inc. will take live questions from securities analysts and institutional portfolio managers; the complete call is open to all other interested parties on a listen-only basis.
This press release, the financial tables and other supplemental information, including the reconciliations of certain non-GAAP measures to their nearest comparable GAAP measures that may be used periodically by management when discussing the company’s financial results with investors and analysts are available on the company’s website under the Investor Relations tab.

About NeuStar, Inc.
NeuStar (NYSE: NSR) is a provider of essential clearinghouse services to the North American communications industry and Internet service providers around the world. Visit NeuStar online at www.NeuStar.biz.
Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
This press release includes information that constitutes forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements about our expectations, beliefs and business results in the future. We have attempted, whenever possible, to identify these forward-looking statements using words such as “may,” “will,” “should,” “projects,” “estimates,” “expects,” “plans,” “intends,” “anticipates,” “believes” and variations of these words and similar expressions. Similarly, statements herein that describe our business strategy, prospects, opportunities, outlooks, objectives, plans, intentions or goals are also forward-looking statements. We cannot assure you that our expectations will be achieved or that any deviations will not be material. Forward-looking statements are subject to many assumptions, risks and uncertainties that may cause future results to differ materially from those anticipated. These potential risks and uncertainties include, among others, the uncertainty of future revenue and profitability and potential fluctuations in quarterly operating results due to such factors as disruptions to our clearinghouse operations, modifications to our material contracts, increasing competition, market acceptance of our existing services, our ability to successfully develop and market new services, the uncertainty of whether new services will achieve market acceptance or result in any revenue, and business, regulatory and statutory changes in the communications industry. More information about potential factors that could affect our business and financial results is included in our filings with the Securities and Exchange Commission, including, without limitation, our Annual Report on Form 10-K for the year ended December 31, 2005 and subsequent periodic reports. All forward-looking statements are based on information available to us on the date of this press release, and we undertake no obligation to update any of the forward-looking statements after the date of this press release.

NEUSTAR, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2005	2006	2005	2006
		(unaudited)
Revenue:
Addressing	$19,190	$28,645	$57,765	$75,507
Interoperability	12,242	13,550	38,819	40,911
Infrastructure and other	27,528	40,314	82,464	124,517

Total revenue	58,960	82,509	179,048	240,935

Operating expense:
Cost of revenue (excluding depreciation and amortization shown separately below)	17,124	21,591	46,154	62,422
Sales and marketing	7,186	12,185	21,775	32,754
Research and development	3,092	4,625	8,540	12,782
General and administrative	5,626	9,966	22,045	25,551
Depreciation and amortization	4,223	6,212	11,740	16,493
Restructuring charges (recoveries)	17	—	(389)	—

	37,268	54,579	109,865	150,002

Income from operations	21,692	27,930	69,183	90,933
Other (expense) income:
Interest expense	(503)	(240)	(1,715)	(927)
Interest income	559	1,328	1,756	2,729

Income before minority interest and income taxes	21,748	29,018	69,224	92,735
Minority interest	—	—	—	(95)

Income before income taxes	21,748	29,018	69,224	92,640
Provision for income taxes	8,691	11,914	27,653	37,299

Net income	13,057	17,104	41,571	55,341
Dividends on and accretion of preferred stock	—	—	(4,313)	—

Net income attributable to common stockholders	$13,057	$17,104	$37,258	$55,341

Net income attributable to common stockholders per common share:
Basic	$0.22	$0.23	$1.49	$0.77

Diluted	$0.17	$0.22	$0.54	$0.71

Weighted average common shares outstanding:
Basic	60,351	73,042	25,016	71,849

Diluted	77,462	78,399	76,813	78,096

NEUSTAR, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	December 31,	September 30,
	2005	2006
		(unaudited)
ASSETS
Current assets:
Cash, cash equivalents and short-term investments	$103,475	$138,506
Restricted cash	374	388
Accounts receivable, net and unbilled receivables	37,376	46,880
Prepaid expenses and other current assets	13,947	15,446
Income taxes receivable	14,595	23,141
Deferred tax asset	12,216	4,480

Total current assets	181,983	228,841

Property and equipment, net	39,627	38,316
Goodwill and intangible assets, net	54,150	109,362
Other non-current assets	6,011	8,434
Deferred tax asset, long-term	—	10,624

Total assets	$281,771	$395,577

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$40,999	$39,252
Deferred revenue	20,006	22,472
Notes payable and capital lease obligations	6,772	4,839
Accrued restructuring reserve	536	392

Total current liabilities	68,313	66,955

Deferred revenue, long-term	18,463	17,954
Notes payable and capital lease obligations, long-term	4,459	1,261
Accrued restructuring reserve, long-term	2,572	2,300
Deferred tax liability	1,197	—
Other liabilities, long-term	500	500

Total liabilities	95,504	88,970

Minority interest	104	—
Commitments and contingencies	—	—

Total stockholders’ equity	186,163	306,607

Total liabilities and stockholders’ equity	$281,771	$395,577